EXHIBIT 10.30

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LICENSE AGREEMENT

This License Agreement (the “Agreement”), is made and entered into on September 19, 2014 (the “Effective Date”) by and between (i) Access Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business located at 1325 Avenue of the Americas, 27th Floor, New York, NY USA (hereinafter referred to as “ACCESS”) and (ii) Plasma Technologies, LLC, a South Carolina limited liability corporation, with an address at 36 Prioleau Street, Unit N, Charleston, SC 29401 (“hereinafter referred to as “PLASMATECH”).  ACCESS and PLASMATECH are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Whereas, PLASMATECH has developed and owns or otherwise controls certain intellectual property rights related to the Licensed Technology (as defined below);

Whereas, ACCESS desires to obtain the rights and licenses set forth herein pertaining to the Licensed Technology;

Now, therefore, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1. Certain Defined Terms.  Capitalized terms shall have the meaning set forth on Schedule A attached hereto.

ARTICLE 2

LICENSE

2.1. License Grant.

(a) Subject to the terms and conditions of this Agreement, PLASMATECH, on behalf of itself and its Affiliates, hereby grants to ACCESS an exclusive, nontransferable (except as set forth in Section 8.1), royalty-bearing license, with the right to grant sublicenses only as set forth below, (i) to use and practice the Licensed Technology and (ii) to make, have made, use, offer for sale, sell and import Licensed Products in the Territory.  ACCESS may permit its Affiliates to exercise the foregoing license provided that ACCESS shall be responsible for its Affiliates’ compliance with the terms of this Agreement as if ACCESS hereunder.

(b) The right of ACCESS to grant sublicenses of the license granted under Section 2.1(a) is subject to the requirement that each such sublicense shall be in writing and shall

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include provisions (i) acknowledging that such sublicense is subject to the applicable license(s) granted hereunder, (ii) requiring each Sublicensee to perform all applicable obligations of ACCESS hereunder in the applicable portion of the Territory (specifically including the obligation to make reports and keep and maintain records of Net Sales to at least the same extent as required of ACCESS under this Agreement), (iii) allowing PLASMATECH the same access and audit rights with respect to such records as permitted with respect to ACCESS’ records hereunder, and (iv) prohibiting further sublicensing by the Sublicensee.  ACCESS shall provide an un-redacted copy of each sublicense it enters into to PLASMATECH promptly following execution.

(c) Title to the Licensed Technology and any other intellectual property rights of PLASMATECH shall at all times remain vested in PLASMATECH.  Except for the limited license granted in Section 2.1(a), no other rights are granted, no other use is permitted, and all other rights are expressly reserved.

(d) PLASMATECH will, upon ACCESS’ reasonable request at any time within two (2) years following the Effective Date, transfer any PLASMATECH Know-How to ACCESS that has not been previously delivered to ACCESS by a means mutually agreed between the parties.  After two (2) years following the Effective Date, PLASMATECH will have no further obligation to disclose or transfer to ACCESS any PLASMATECH Know-How.

2.2. Exclusivity.  PLASMATECH agrees that it shall not, and it shall cause its Affiliates not to, license, offer for sale, sell or otherwise commercialize, alone or with or through a Third Party, within the Territory, any Licensed Product.

2.3. Development and Commercialization of Licensed Products in the Territory.

(a) ACCESS shall use Commercially Reasonable Efforts to Develop and Commercialize Licensed Products throughout the Territory during the Term.  The Parties acknowledge and agree that the foregoing shall be a material obligation of ACCESS within the meaning of Section 5.2(a).

(b) ACCESS shall provide PLASMATECH with a detailed written plan for the Development of Licensed Products (the “Development Plan”) within ninety (90) days after the Effective Date.  PLASMATECH may provide input and suggestions to ACCESS relating to the Development of Licensed Products, and ACCESS shall consider all such input and suggestions in good faith.  ACCESS shall provide PLASMATECH with quarterly reports relating to the Development of Licensed Products and shall provide PLASMATECH with an updated Development Plan on an annual basis.

(c) Within sixty (60) days after Commercialization Regulatory Approval of a Licensed Product in any country within the Territory, ACCESS shall provide PLASMATECH with detailed written plans for Commercialization of the Licensed Product

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(the “Commercialization Plan”).  ACCESS shall provide PLASMATECH updates to the Commercialization Plan on a quarterly basis, and in writing no less than annually.  Notwithstanding the foregoing, ACCESS shall provide PLASMATECH the opportunity to provide input and suggestions into matters relating to the Commercialization of Licensed Products in the Territory, and ACCESS shall consider such input and suggestions in good faith.

ARTICLE 3

LICENSE FEES AND ROYALTIES

3.1. License Fees.

(a) Effective Date Payment.  In consideration of the rights and licenses granted by PLASMATECH herein, ACCESS shall deliver to PLASMATECH a combination of cash and common shares in ACCESS in the amount of five million dollars ($5,000,000.00) [***], net of transaction expenses and underwriting fees) and will be paid according the following schedule:

Net Proceeds (gross proceeds net of underwriting fees) from Offering	Percent in Common Shares
Less than $[***] million	[***]%
Between $[***] and $[***] million	[***]%
Between $[***] and $[***] million	[***]%
Greater than $[***] million	[***]%

(b) Commercialization Regulatory Approval Payment.  Upon Commercialization Regulatory Approval by the FDA of the first Licensed Product, ACCESS shall issue to PLASMATECH common shares in ACCESS in the amount of [***] percent [***] as of the Effective Date [***]; provided, however, that if a Change of Control of ACCESS occurs prior to the receipt of Commercialization Regulatory Approval by the FDA of the first Licensed Product, PLASMATECH shall be entitled to receive, immediately prior to the consummation of such Change of Control, [***].

3.2. Royalties.

(a) As further consideration for the rights and licenses granted by PLASMATECH herein, ACCESS shall pay to PLASMATECH royalties on aggregate Net Sales   in the Territory for each calendar year as set forth below:

Calendar Year Net Sales in the Territory	Royalty Rate
Portion of aggregate annual Net Sales less than $[***] million in any calendar year	[***]%

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Portion of aggregate annual Net Sales less than $[***] million in any calendar year	[***]%
Portion of aggregate annual Net Sales greater than or equal to $[***] million and less than $[***] million in any calendar year	[***]%
Portion of aggregate annual Net Sales greater than or equal to $[***] million in any calendar year	[***]2%

For illustrative purposes, if in a particular calendar year, Net Sales equal $250 million, ACCESS will pay tiered royalties to PLASMATECH, in the aggregate amount of $[***] million, as follows: (i) [***].

(b) Royalty Term.  Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis beginning on First Commercial Sale in such country and ending on the later of (a) the date of expiration or termination of the last Valid Claim of the PLASMATECH Patent Rights to expire or terminate in such country or (b) ten (10) years following First Commercial Sale of such Licensed Product in such country if the Licensed Product is not covered by a Valid Claim of the PLASMATECH Patent Rights in such country (the “Royalty Term”).  After the expiration of the Royalty Term, the license granted pursuant to Section 2.1(a) herein shall become a fully paid-up, royalty-free and perpetual license in the applicable country.

(c) Royalty Off-Set.  If ACCESS has a reasonable, good faith belief that it is or will be required to license any Patent Rights in any country in the Territory in order to avoid infringement by the Licensed Technology of a Patent Right Controlled by a Third Party (other than a Sublicensee) in such country, and provided that ACCESS enters into such a license, then ACCESS will be entitled to deduct [***] of royalties actually paid by ACCESS to such Third Party(ies) in consideration of a license to such Third Party Patent Right in such country; provided that the application of such reduction shall not (i) reduce the total amount of royalties owed by ACCESS to PLASMATECH [***] of the amount that would otherwise be due under Section 3.2(a) and (ii) reduce the amount of any single royalty payment due hereunder [***] of the amount that would otherwise be due under Section 3.2(a).  ACCESS shall notify PLASMATECH if ACCESS’ royalty obligation is reduced pursuant to this Section 3.2(c) and ACCESS shall include an explanation of the reduction in the applicable royalty report delivered pursuant to Section 3.4.

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3.3. Sublicense Income Sharing.  As further consideration for the rights and licenses granted by PLASMATECH herein, ACCESS shall pay PLASMATECH an amount equal to twelve percent (12%) of all Sublicense Income.  Each such payment shall be non-refundable and non-creditable against any other payments due hereunder.

3.4. Reports; Payments.  The royalty described in Section 3.2 and Sublicense Income percentage described in Section 3.3 shall be calculated and paid on a calendar quarter basis during the Term.  ACCESS shall furnish to PLASMATECH a written report, within forty five (45) days after the end of each calendar quarter (or portion thereof, if this Agreement terminates during a calendar quarter), showing (a) on a country-by-country basis, the total Net Sales during the reporting period; (b) the then aggregate Net Sales for the applicable calendar year; (d) the calculation of royalties payable under this Agreement for such calendar quarter (or portion thereof) and (e) the Sublicense Income received during such calendar quarter and the calculation of the amounts due to PLASMATECH under Section 3.3.  Royalties and Sublicense Income payments shown to have accrued by each report shall be due and payable on the date such report is due.  All payments to be made by ACCESS hereunder will be made in U.S. dollars by wire transfer to such bank account as PLASMATECH may designate.  With respect to sales or Sublicense Income not denominated in U.S. dollars, ACCESS shall convert applicable amounts in foreign currency into U.S. dollars by using the simple average of all Mondays’ exchange rate for buying United States Dollars reported in The Wall Street Journal for the calendar quarter in which such sales were made. Based on the resulting amounts in U.S. dollars, the then-applicable royalties and/or Sublicense Income percentage shall be calculated.  ACCESS shall keep complete and accurate records in sufficient detail to enable the royalties and Sublicense Income percentage payable hereunder to be determined for a period of at least three (3) years from the date of each payment.

3.5. Late Payments.  In the event that any payment due under this Agreement is not made when due, the amount due shall accrue interest beginning on the tenth (10th) day following the final date on which such payment was due, calculated at the annual rate equal to the prime interest rate reported in the Wall Street Journal for the due date, or, if lower, the maximum rate permitted by law, calculated from the due date until paid in full.  Such payment when made shall be accompanied by all interest so accrued.  Said interest and the payment and acceptance thereof shall not negate or waive the right of the party to whom payment is due to any other remedy, legal or equitable, to which it may be entitled because of the delinquency of the payment.

3.6. Taxes.  If applicable Law requires that income or similar taxes be deducted and withheld from royalties or other payments paid under this Agreement, ACCESS shall (i) deduct those taxes from the payment of the relevant royalty or other payment; (ii) pay the taxes to the proper Governmental Authority; (iii) send evidence of the obligation together with proof of tax payment to PLASMATECH within sixty (60) days following such tax payment; (iv) remit the net amount, after deductions or withholding made under this Section 3.6; and (v) cooperate with PLASMATECH in any way reasonably requested by PLASMATECH to obtain available reductions, credits or refunds of such taxes.

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3.7. Inspections.

(a) During the term of the Agreement and for a period of three (3) years after the date of each payment, ACCESS, its Affiliates and Sublicensees will keep complete and accurate records in sufficient detail to permit PLASMATECH to confirm the completeness and accuracy of the information presented in each report delivered pursuant to Section 3.4 and all payments due hereunder. ACCESS, its Affiliates and Sublicensees will permit an independent, certified public accountant selected by PLASMATECH and reasonably acceptable to ACCESS, which acceptance will not be unreasonably withheld or delayed (the “Auditor”) to audit or inspect those records of ACCESS that relate to Net Sales and Sublicense Income for one or more annual periods, for the sole purpose of verifying the: (i) accuracy of the reports required under Section 3.4, royalties payable in respect of Net Sales, and Sublicense Income percentage payable, in each case for the period under review; and (ii) withholding taxes, if any, required by law to be deducted as a payment by ACCESS in respect of such Net Sales.  Such inspections shall be limited to the three (3) preceding calendar years and no period may be subject to such an inspection more than one time hereunder. Such inspections will be conducted during ACCESS’ normal business hours at such place where such records are customarily kept, no more than once in any twelve (12) month period (unless an inspection reveals that the Net Sales and/or Sublicense Income percentage was incorrectly reported in any material respect, in which case PLASMATECH may perform one (1) additional audit for the incorrectly reported period) and upon at least thirty (30) days prior written notice by PLAMSATECH to ACCESS.  The Auditor will execute a reasonable written confidentiality agreement with ACCESS and will disclose to PLASMATECH only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement and the specific details concerning any discrepancies.  The Auditor will send a copy of the report to ACCESS at the same time such report is sent to PLASMATECH.

(b) In the event that the Auditor concludes that additional royalties were required for the annual period under review, the additional royalty payment will be paid within ten (10) days after the date the Auditor delivers its report to the Parties so concluding that such payments were underpaid.  The payment of additional royalties to PLASMATECH shall bear interest as described in Section 3.5.  The fees charged by the Auditor will be paid by PLASMATECH unless the audit discloses an underpayment of royalties paid or payable by ACCESS for the annual period under review by more than the greater of (i) [***] of the amount due or (ii) $[***], in which case ACCESS shall pay (or reimburse PLASMATECH for) the reasonable and documented fees and expenses charged by the Auditor.

ARTICLE 4

 OWNERSHIP; PATENT MATTERS

4.1.  Ownership.  PLASMATECH shall own all rights, title and interest in and to the Licensed Technology.  PLASMATECH’s ownership of the Licensed Technology shall include all Fractionation Related Technology that ACCESS or its Affiliates or their respective

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employees, contractors and agents develop during the period prior to the second anniversary of the Effective Date, regardless of inventorship.  ACCESS shall promptly provide and fully disclose to PLASMATECH all such Fractionation Related Technology developed by ACCESS, its Affiliates, and their respective employees, contractors and agents.  ACCESS agrees to assign and hereby assigns to PLASMATECH, and shall cause its Affiliates to assign to PLASMATECH, all of their respective rights, title and interest in and to any such Fractionation Related Technology.  ACCESS shall take all actions and execute all documents, and cause its Affiliates to take all actions and execute all documents, reasonably required by PLASMATECH to perfect or register PLAMATECH’s interests therein.  ACCESS represents that it has obtained (and will obtain) from its employees, contractors, agents and Affiliates all rights necessary to make the foregoing assignment. It is understood and agreed that references to Affiliates of ACCESS in this Section 4.1, shallnot be construed to cover any third party that becomes an Affiliate of ACCESS after the Effective Date as a result of a transaction in which (i) such third party directly or indirectly acquires all or substantially all of the stock or assets of ACCESS or (ii) ACCESS is consolidated or merged into such third party or any of its affiliates; if the result of a transaction described in clause (i) or (ii) is that any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) acquires, directly or  indirectly, the beneficial ownership, of a majority of the voting power of ACCESS and specifically excluding any person or group that is controlled directly or indirectly by ACCESS or its present officers or directors.  It is further understood and agreed that any third party that becomes an Affiliate of ACCESS in a transaction in which ACCESS acquires control of such third party shall be deemed an Affiliate for purposes of Section 4.1.  If, during the Term, PLASMATECH Controls any Patent Right or other proprietary right in any Fractionation Related Technology that could be asserted to prevent ACCESS from practicing the Licensed Technology as contemplated under this Agreement or any Access intellectual property rights to Develop or Commercialize Licensed Products, such Patent Right or other proprietary right shall be included as Licensed Technology hereunder to the extent necessary or useful to practice the license granted under Section 2.1(a) and ACCESS will pay PLASMATECH royalties on sales of such products as described under Section 3.2.

4.2. Patent Matters.

(a) Patent Maintenance.  PLASMATECH shall be responsible for the preparation, prosecution (excluding, any interferences, reissue proceedings and reexaminations) and maintenance of the PLASMATECH Patent Rights at its sole expense.  Upon request by ACCESS, PLASMATECH shall provide ACCESS with an update of the filing, prosecution and maintenance status for each of the PLASMATECH Patent Rights.  PLASMATECH shall reasonably consult with ACCESS with respect to the preparation, prosecution and maintenance of the PLASMATECH Patent Rights in the Territory.  PLASMATECH shall provide to ACCESS copies of any papers relating to the filing, prosecution or maintenance of the PLASMATECH Patent Rights in the Territory promptly upon their being filed or received.  The advice and suggestions of ACCESS and its patent counsel shall be taken into consideration in

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good faith by PLASMATECH and its patent counsel in connection with such filing.  PLASMATECH shall pursue in good faith all reasonable claims and take such other reasonable actions, as may be requested by ACCESS, provided, however, if the PLASMATECH incurs any additional expense as a result of any such request, ACCESS shall be responsible for the cost and expenses of pursuing any such additional claim or taking such other actions.  If PLASMATECH elects not to file or to continue to prosecute or maintain a PLASMATECH Patent Right, then it shall notify ACCESS in writing at least sixty (60) days before any final deadline applicable to the filing, prosecution or maintenance of such PLASMATECH Patent Right, or any other date by which an action must be taken to establish or preserve such PLASMATECH Patent Right in the Territory.  In such case, ACCESS shall have the right, at its own cost and expense, to pursue the filing or support the continued prosecution or maintenance of such PLASMATECH Patent Right in the Territory.  ACCESS may file a notice with applicable governmental patent offices of the exclusive license to the PLASMATECH Patent Rights granted to ACCESS hereunder.

(b) Patent Enforcement.   In the event that PLASMATECH or ACCESS becomes aware of a suspected infringement in the Territory of any PLASMATECH Patent Right exclusively licensed to ACCESS under this Agreement, or any such PLASMATECH Patent Right is Challenged in any action or proceeding (including any interferences, reissue proceedings or reexaminations), such Party shall notify the other Party promptly, and following such notification, the Parties shall confer.  ACCESS shall have the first right, but shall not be obligated, to bring an infringement action with respect to such infringement at its own expense, in its own name, provided, that ACCESS keeps PLASMATECH reasonably informed of its progress and provides PLASMATECH with copies of any substantive documents related to such proceedings and reasonable notice of all such proceedings.  PLASMATECH shall make reasonable efforts to assist ACCESS, at ACCESS’ request and expense, in any action or proceeding being prosecuted if so requested, and shall lend its name to such actions or proceedings if reasonably requested by ACCESS or required by Applicable Law.  If ACCESS recovers any damages or other sums in any such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to reimburse the Parties for all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including, without limitation, attorney’s fees.  If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared to reimburse each Party in equal proportion to the total of such costs and expenses incurred by each Party.  If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by ACCESS, provided that ACCESS shall pay PLASMATECH [***] of any such remaining recovery received by ACCESS and ACCESS may retain [***] of any such remaining recovery.  ACCESS shall notify PLASMATECH of its decision to exercise its right to enforce or defend the PLASMATECH Patent Rights as soon as possible, but not later than ninety (90) days following its discovery or receipt of notice of the alleged infringement.  If (i) ACCESS notifies PLASMATECH that it will not enforce any PLASMATECH Patent Rights in accordance with this Section 4.2(b); (ii) ACCESS has exhausted all legal appeals with respect to causing the alleged infringement to cease or causing the Person alleging the infringement to forebear or (iii)

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ACCESS fails to bring an infringement action within one hundred twenty (120) days following its discovery or receipt of notice of the alleged infringement; or (iv) ACCESS is not reasonably diligent in pursuing an infringement action or diligently defending the validity or enforceability of PLASMATECH Patent Rights at issue and, after notice from PLASMATECH, fails to exercise reasonable diligence in connection with such activities, then PLASMATECH shall have the right (but not the obligation) to pursue the alleged infringer or take control of any action initiated by, or being defended by, ACCESS at PLASMATECH’s own expense.  In such event, upon PLASMATECH’s request, ACCESS will, wherever possible under Applicable Law, substitute PLASMATECH as party plaintiff for purposes of pursuing any alleged infringer, or as defendant for defending any PLASMATECH Patent Rights.  If PLASMATECH recovers any damages or other sums in any such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including, without limitation, attorney’s fees.  If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared to reimburse each Party in equal proportion to the total of such costs and expenses incurred by each Party.  If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be retained by PLASMATECH.  Except upon the occurrence of the events described in subsections (i)-(iv) above, no settlement, consent judgment or other voluntary final disposition of any suit regarding PLASMATECH Patent Rights in the Territory may be entered into by ACCESS or PLASMATECH without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE 5

TERM AND TERMINATION

5.1. Term.  The term of this Agreement shall take effect as of the Effective Date and shall expire at the end of the Royalty Term unless sooner terminated as provided herein (the “Term”).

5.2. Termination.  Notwithstanding anything in Section 5.1, this Agreement may be terminated at any time as follows:

(a) By either Party upon delivery of written notice to the other Party in the event of any breach by such other Party of any of such other Party’s material obligations under this Agreement, provided that such breach has not been cured within sixty (60) days after written notice thereof is given by the non-breaching Party to the breaching Party specifying the nature of the alleged breach, provided that, if a cure is not feasible within such sixty (60) day period, the cure period shall be extended (i) if the Parties agree that the breaching Party is using diligent efforts to cure such breach; or (ii) the existence of a material breach is the subject of an Arbitration Request.

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(b) By PLASMATECH at any time during the Term by providing written notice to ACCESS with immediate effect in the event that: (i) ACCESS files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for a similar arrangement or for the appointment of a receiver or trustee of ACCESS or of its assets, other than the commencement of a proceeding under the Bankruptcy Code (11 U.S.C. § 101, et seq) or the appointment of a trustee in such a proceeding, or (ii) if ACCESS proposes a written agreement of composition or extension of its debts generally, or (iii) if the ACCESS proposes or is a party to any voluntary dissolution or liquidation or is served with an involuntary petition for dissolution or liquidation under the Bankruptcy Code (11 U.S.C. § 101, et seq) that is not dismissed within sixty (60) days after the filing thereof, or (iv) if the ACCESS makes an assignment for the benefit of its creditors.

(c) By PLASMATECH at any time during the Term by providing written notice to ACCESS in the event that a Qualified Financing does not occur.

(d) By PLASMATECH at any time during the Term upon ninety (90) days written notice to Access in the event that ACCESS fails to use Commercially Reasonable Efforts to Develop and Commercialize the Licensed Technology, unless such default is cured within such 90-day period (or, if such breach is not capable of being cured within such 90-day period, within such amount of time as may be reasonably necessary to cure such breach, so long as ACCESS is making diligent efforts to cure such breach).  Any termination pursuant to this Section 5.2(d) shall be based on PLASMATECH’s good faith determination that ACCESS has not used Commercially Reasonable Efforts to Develop and Commercialize Licensed Technology.

(e) At any time upon mutual written agreement of the Parties.

(f) Except to the extent the following is not enforceable under the law of a particular jurisdiction where a PLASMATECH Patent is pending or is issued, PLASMATECH may terminate this Agreement immediately upon written notice to ACCESS in the event that ACCESS or any of its Affiliates or Sublicensees Challenges any PLASMATECH Patent Rights or Assists a Third Party in initiating or pursuing a Challenge of any PLASMATECH Patent Rights.

5.3. Effect of Termination.  Upon termination of this Agreement pursuant to Section 5.2 herein:

(a) All rights and licenses granted to ACCESS under this Agreement will terminate, and ACCESS and its Affiliates and Sublicensees will cease all use of the Licensed Technology and all Development and Commercialization activities related to Licensed Products.

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(b) If this Agreement is terminated pursuant to Sections 5.2 (a) – (d) above, PLASMATECH will honor the license terms of any sublicense granted by ACCESS in accordance with Section 2.1(b) with respect to any Sublicensee that is not then in default under the sublicense for a period of ninety (90) days after the effective date of termination, during which time any Sublicensee hall have the option, with written notice to PLASMATECH delivered within thirty (30) days after the effective date of termination to negotiate and execute a new license between Sublicensee and PLASMATECH (each, a “New Agreement”) on terms as set forth below in this Section 5.3(b).  If a Sublicensee elects to exercise this option, as a condition to PLASMATECH’s obligation to grant a direct license to that Sublicensee, such Sublicensee shall pay to PLASMATECH any past due payments owed by ACCESS to PLASMATECH under this Agreement; provided that if multiple Sublicensees exercise their option then they shall each pay an allocable portion of such past due amounts.  Each New Agreement shall be subject to the same non-financial terms and conditions as those in this Agreement; provided, however, that each New Agreement shall contain substantially the same terms and conditions regarding sublicense scope, sublicense territory, duration of sublicense grant, and diligence obligations of the Sublicensee as the sublicense agreement between such Sublicensee and ACCESS.  Each Sublicensee shall agree in the New Agreement to terms providing that: (i) PLASMATECH shall not be liable to Sublicensee for any actual or alleged breach of such sublicense agreement by ACCESS; (ii) PLASMATECH shall not have any obligations to such Sublicensee other than PLASMATECH’s obligations to ACCESS as set forth in this Agreement; (iii) the financial terms of the New Agreement shall be consistent with the terms of the sublicense agreement with ACCESS, but shall in no event be less than the corresponding financial terms set forth in this Agreement; and (iv) PLASMATECH shall not be obligated to accept provisions in the New Agreement unless such provisions correspond to rights granted by ACCESS to Sublicensee are in conformance with, and at least as protective of PLASMATECH as, this Agreement.  If a Sublicensee does not exercise its option right in accordance with this Section 5.3(b) (which shall be reproduced in each sublicense agreement) or if such New Agreement is not executed within the ninety (90) day period, then such sublicense will terminate.

(c) ACCESS shall, at PLASMATECH’s written request and at ACCESS’ sole cost and expense (i) promptly assign and transfer to PLASMATECH all of ACCESS’ right, title and interest in and to all regulatory approvals (including Commercialization Regulatory Approvals), governmental clearances, regulatory filings, clinical trial agreements and other data relating to the use and practice of the Licensed Technology, and the use, sale, offer for sale or importation of Licensed Products in the Territory, including data, materials, and information relating to non-clinical, pre-clinical and clinical activities and clinical trials; (ii) notify the applicable Regulatory Authorities in the Territory and take any other action reasonably necessary to effect such transfer; (iii) provide PLASMATECH with copies of all relevant correspondence between ACCESS and such Regulatory Authorities relating to such regulatory filings and regulatory approvals in the Territory; (iv) unless expressly prohibited by any Regulatory Authority, ACCESS shall transfer sponsorship and control to PLASMATECH of all clinical

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trials of Licensed Products being conducted in the Territory as of the effective date of termination as quickly as reasonably possible; (v) assign (or cause its Affiliates to assign) to PLASMATECH all agreements with any Third Party with respect to manufacture of Licensed Products or the conduct of clinical trials for Licensed Products,  including, without limitation, agreements with contract research organizations, clinical sites and investigators; (vi) provide PLASMATECH at cost with all supplies of Licensed Products in the possession of ACCESS or any Affiliate or contractor of ACCESS at the effective date of termination.

(d) Nothing herein shall be construed to release either Party of any obligation that matured prior to the effective date of any termination, including payment obligations.  Either Party’s liability for any uncontested charges, payments or expenses due to the other Party that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.

(e) Sections 3.4, 3.5, 3.7, 4.1, 5.3 (and the Sections referenced therein), 6.3, 6.4, 6.5, 7, 8.3, 8.5, 8.6 and 8.8 - 8.15 (inclusive) and Schedule A (to the extent needed to interpret any surviving provision) shall survive any termination or expiration of this Agreement.

5.4. ACCESS’ Rights in Bankruptcy.  The Parties acknowledge and agree that the license granted under Section 2.1(a) of this Agreement is a license to “a right to intellectual property” and, as such, in the event that PLASMATECH is subject to a proceeding as a debtor under title 11 of the United States Code, 11 U.S.C. § 101, et seq (the “Bankruptcy Code”)) PLASMATECH agrees that ACCESS may fully exercise all of its rights and elections under Section 365(n) of the Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against PLASMATECH under the Bankruptcy Code or analogous provisions of applicable law outside of the United States, then unless or until this Agreement is rejected or deemed rejected, PLASMATECH or its trustee, pursuant to Section 365(n) of the Bankruptcy Code and upon the written request of ACCESS will perform this Agreement.

ARTICLE 6

REPRESENTATIONS, WARRANTIES, COVENANTS, LIMITATION OF LIABILITY, INDEMNIFICATION

6.1. PLASMATECH Representations and Warranties.  PLASMATECH represents, warrants and covenants to ACCESS as follows:

(a) PLASMATECH is a corporation duly organized, validly existing and in good standing under the laws of state or jurisdiction in which it is organized, and it has full right and authority to enter into this Agreement and to grant the licenses and other rights to ACCESS as herein described.

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(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of PLASMATECH enforceable against PLASMATECH in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other law affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract or understanding, oral or written, to which PLASMATECH is a party, or by which it is bound, nor will it, to PLASMATECH’s knowledge as of the Effective Date, violate any law applicable to PLASMATECH.

(d) The Existing Fractionation Patents are all of the Patent Rights Controlled by PLASMATECH and its Affiliates as of the Effective Date that claim or cover a process for fractionation of blood plasma or any Fractionation Related Technology.  PLASMATECH covenants that it will provide updated versions of Schedule B as needed so that such Schedule B is current and complete throughout the Term.   Neither PLASMATECH nor any of its Affiliates has previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the PLASMATECH Patent Rights in a manner inconsistent with the terms hereof. There is no agreement to which PLASMATECH or any of its Affiliates is a party and by which it is bound that would conflict with or be breached by PLASMATECH granting ACCESS the licenses in Section 2.1(a).

(e) As of the Effective Date, PLASMATECH has no knowledge of any (i) claims, judgments or settlements against PLASMATECH or its Affiliates pending, or threatened, that invalidate or seek to invalidate the PLASMATECH Patent Rights; (ii) pending litigation against PLASMATECH or any Affiliate of PLASMATECH that alleges that any of PLASMATECH’s activities relating to the Licensed Technology have violated or would violate, any of the intellectual property rights of any Third Party (nor has it received any written communication threatening such litigation).

(f) As of the Effective Date, PLASMATECH has no knowledge of any (i) claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or, threatened against PLASMATECH or any of its Affiliates or (ii) judgment, injunction, consent decree, seizure, detention or settlement against or owed by PLASMATECH or any of its Affiliates, in each case of (i) and (ii), that relates to the Licensed Technology.

(g) As of the Effective Date neither PLASMATECH nor any of its Affiliates is a party to any agreement with any Third Party under which any royalty, milestone or other payment are or will become payable to any Third Party in connection with the development, Commercialization or use of the Licensed Technology under and in accordance with this Agreement by ACCESS or its Affiliates or Sublicensees or agents or distributors.

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6.2. ACCESS Representations and Warranties.  ACCESS covenants, represents and warrants to PLASMATECH that as of the Effective Date:

(a) ACCESS is a corporation duly organized, validly existing and in good standing under the laws of state in which it is incorporated, and it has full right and authority to enter into this Agreement and to accept the rights and licenses granted as herein described.

(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of ACCESS enforceable against ACCESS in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract or understanding, oral or written, to which ACCESS is a party, or by which it is bound, nor will it, to ACCESS’ knowledge as of the Effective Date, violate any law applicable to ACCESS.

(d) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons or entities required to be obtained by ACCESS in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

6.3. Disclaimer.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.  FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, PLASMATECH MAKES NO WARRANTY THAT THE LICENSED TECHNOLOGY OR ANY LICENSED PRODUCTS ARE FREE FROM INFRINGEMENT OF THIRD PARTY PATENT RIGHTS OR OTHER THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. THE REPRESENTATIONS AND WARRANTIES OF EACH OF PLASMATECH AND ACCESS EXTEND ONLY TO THE OTHER PARTY.  NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTION 6.5.

6.4. Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY; PROVIDED, HOWEVER, THAT THIS SECTION 6.4 WILL NOT APPLY TO LIMIT (a) THE PARTIES’

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INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 6.5 or (b) BREACH BY EITHER PARTY OF ITS OBLIGATIONS UNDER ARTICLE 7.

6.5. Indemnification.

(a) ACCESS Indemnity.  ACCESS hereby agrees to defend, indemnify and hold PLASMATECH and its Affiliates, and their respective employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“PLASMATECH Indemnitees”) harmless from and against all claims, liability, threatened claims, damages, expenses (including reasonable attorneys’ fees), suits, proceedings, losses or judgments of any kind, including death, personal injury, illness, product liability or property damages (collectively, “Losses”), arising from any Third Party claim to the extent arising out of or relating to (i) the use or practice of the Licensed Technology by ACCESS or any of its Affiliates, Sublicensees, distributors, agents and contractors in the Territory or the Development or Commercialization of Licensed Products by ACCESS or any of its Affiliates, Sublicensees, distributors, agents and contractors in the Territory, (ii) ACCESS’s negligence or willful misconduct, or (iii) ACCESS’s breach of this Agreement, except in each case in the event and to the extent that such Losses arise from (A) the negligence or willful misconduct of PLASMATECH or (B) any breach of this Agreement by PLASMATECH.

(b) PLASMATECH Indemnity.  PLASMATECH hereby agrees to defend, indemnify and hold ACCESS, its Affiliates and Sublicensees, and their respective employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“ACCESS Indemnitees”) harmless from and against all Losses arising from any Third Party claims to the extent arising out of or related to (i) the Commercialization, use or other disposition of the Licensed Technology by PLASMATECH or any of its Affiliates, sublicensees, agents and contractors in the Territory prior to the Effective Date, (ii) the  negligence, or willful misconduct of PLASMATECH or (iii) any breach of this Agreement by PLASMATECH, except in each case in the event and to the extent that such Losses arise from (A) the negligence or willful misconduct of ACCESS or (B) any breach of this Agreement by ACCESS.

(c) Indemnification Procedure.  A claim to which the obligations under Section 6.5(a) or Section 6.5(b) apply will be referred to herein as a “Claim”.  If any person or entity (each, an “Indemnitee”) intends to recover under this Section 6.5, the Indemnitee will notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice).  The Indemnitor will have the right to assume and control the defense of such Claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee.  If the

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Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but will have no obligation to do so, and the costs and expenses incurred by Indemnitee in connection with the defense of any Claim for which Indemnitor has not assumed control will be paid for by Indemnitor.  Except in the event where Indemnitee assumes control in accordance with the foregoing sentence, the Indemnitee will not settle or compromise any Claim without the prior written consent of the Indemnitor, and the Indemnitor will not settle or compromise any Claim in any manner which would require any admission by the Indemnitee or impose any obligation on the Indemnitee, without the prior written consent of the Indemnitee, which consent, in each case, will not be unreasonably withheld.  The Indemnitee will reasonably cooperate with the Indemnitor at the Indemnitor’s expense and will make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to Article 7.

6.6. Insurance.  During the Term, ACCESS shall obtain and maintain, at its sole cost and expense, insurance in types and amounts that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities.  It is understood and agreed that this insurance shall not be construed to limit ACCESS’ liability with respect to its indemnification obligations (or any other obligations) hereunder.  Each Party will provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 6.6.

ARTICLE 7

CONFIDENTIALITY

7.1. Confidentiality.

(a) Confidential Information.  In its capacity as a Receiving Party, each of the Parties agrees that, for itself and its Affiliates, and for as long as this Agreement is in effect and for a period of ten (10) years thereafter, it will (i) not disclose any of the Disclosing Party’s Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, (ii) not use such Confidential Information for any purpose except to exercise its rights and perform its obligations under this Agreement and (iii) use reasonable precautions (no less than it uses for its own information of like importance) to safeguard the Disclosing Party’s Confidential Information from unauthorized use and disclosure.

(b) Exceptions.  The obligations in Section 7.1(a) will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

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(ii) was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(iii) is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or

(iv) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party.; or

(v) has been independently developed by employees or contractors of the Receiving Party or any of its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

(c) Authorized Disclosures.  The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) subject to Section 7.2, by either Party in order to comply with Applicable Law (including any regulations promulgated by any Regulatory Authority, any securities laws or regulations or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

(ii) by either Party, as necessary in connection with prosecuting or defending litigation, making regulatory filings, and filing, prosecuting and enforcing patent applications and patents; and

(iii) by ACCESS, to its Affiliates, potential and future collaborators (including Sublicensees), permitted acquirers or assignees under Section 8.1, subcontractors, investment bankers, investors, lenders, and each of their respective directors, employees, contractors and agents;

provided that (1) with respect to Section 7.1(c)(i) or 7.1(c)(ii), where reasonably possible and to the extent not prohibited by Applicable Law, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 7.1(c)(iii), each of those named people and entities must be bound prior to disclosure by written confidentiality and non-use restrictions at least as restrictive as those contained in this Article 7 (other than investment bankers, investors and lenders, who must

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be bound prior to disclosure by commercially reasonable obligations of confidentiality consistent with standard industry practice).

7.2. Terms of this Agreement.  The Parties agree that the terms of this Agreement shall be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 7.1(c)(i) or as otherwise provided herein.  Nothing in this Section 7.2 shall prohibit a Party from making such disclosures to the extent required under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange.  In such event, however, the disclosing Party shall use good faith efforts to notify and consult with the other Party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent such treatment is available under applicable securities laws.

7.3. Press Releases and Public Disclosures.  Each Party agrees to coordinate timing of and not to issue any press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, other than with respect to the terms and conditions of this Agreement in accordance with Section 7.2, provided, however, that any disclosure which is required by Applicable Law (including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended), or the rules of a securities exchange or the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction, as reasonably advised by the disclosing Party’s counsel, may be made subject to the following.  The Parties agree that any such required disclosure will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by Applicable Law or such rules or regulators, the Parties will use appropriate diligent efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency.  Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter thereof as soon as reasonably practicable under the circumstances prior to its scheduled release.  Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any such announcement at least two (2) Business Days prior to its scheduled release.  Each Party shall have the right to expeditiously review and recommend changes to any such announcement and, except as otherwise required by Applicable Law or such rules or regulators, the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party that the reviewing Party reasonably deems to be inappropriate for disclosure.  The contents of any announcement or similar publicity that has been reviewed and approved by the reviewing Party can be re-released by either Party without a requirement for pre-approval.

ARTICLE 8

GENERAL PROVISIONS

8.1. Assignment.  Neither Party may assign this Agreement, delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, without the prior written consent of the other Party, which consent will not be unreasonably withheld; provided that each

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Party may assign this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of such Party, provided that such Party provides written notice to the other Party of such assignment and the assignee thereof agrees in writing to be bound as such Party hereunder.  Any assignment or transfer in violation of this Section 8.1 will be void.  This Agreement will inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties.

8.2. Force Majeure.  Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term or condition of this Agreement if, but only to the extent that, such failure or delay results from causes beyond the reasonable control of the affected Party, potentially including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any Governmental Authority; provided that the Party affected will promptly notify the other of the force majeure condition and will exert Commercially Reasonable Efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

8.3. Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties will in such an instance use their reasonable, good faith efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

8.4. Amendment; Waiver.  This Agreement may not be modified, amended or rescinded, in whole or part, except by a written instrument signed by the Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver.  No delay or omission by either Party hereto in exercising any right or power occurring upon any noncompliance or default by the other Party with respect to any of the terms of this Agreement will impair any such right or power or be construed to be a waiver thereof.  A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

8.5. Notices.  Except as otherwise provided herein, all notices under this Agreement will be sent by certified mail or by overnight courier service, postage prepaid, to the following addresses of the respective Parties:

If to ACCESS, to:                                           Access Pharmaceuticals, Inc.
1325 Avenue of the Americas, 27th Floor.

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New York, NY  10019
Attn.: Chief Executive Officer

If to PLASMATECH, to:                                           Plasma Technologies, LLC.
c/o Eugene J. Zurlo
4 Nicklaus Lane
Kiawah Island, SC 29455

or to such address as each Party may hereafter designate by notice to the other Party.  A notice will be deemed to have been given on the date it is received by all required recipients for the noticed Party.

8.6. Applicable Law, Venue.  This Agreement will be governed by and construed in accordance with the laws of the New York, without reference to conflicts of laws principles.  Notwithstanding the foregoing, with respect to any dispute relating to the determination of scope, validity or enforceability of any Patents, the Parties consent to the exclusive jurisdiction of the Federal courts of the United States, and the dispute shall be determined according to the laws of the United States.  The Parties hereby expressly agree that the U.N. Convention on Contracts for the International Sale of Goods will not apply.  Subject to Section 8.15, the Parties hereby agree to the exclusive jurisdiction of the competent courts sitting in the New York.

8.7. Further Assurances.  Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

8.8. Relationship of the Parties.  Each Party is an independent contractor under this Agreement.  Nothing contained herein is intended or is to be construed so as to constitute PLASMATECH and ACCESS as partners, agents or joint venturers.  Neither Party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.  There are no express or implied third party beneficiaries hereunder.

8.9. Entire Agreement.  This Agreement (along with the Exhibits) contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes and replaces any and all previous or contemporaneous arrangements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.

8.10. Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

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8.11. Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement.  Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.

8.12. Interpretation.  Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or ”includes without limitations”).  “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used.  All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural.  Unless otherwise provided, all references to Articles, Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement.  References to any Articles and Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 3(a)” would be part of “Article 3”, and references to “Article 3” would also refer to material contained in the subsection described as “Section 3(a)”).

8.13. Counterparts; Facsimiles.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  Facsimile execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party

8.14. Issue Resolution.  Unless otherwise set forth in this Agreement, in the event of a dispute arising under or in any way related to this Agreement between the Parties, the Parties shall refer such dispute to the Chief Business Officer of ACCESS (or other executive designated by the Chief Executive Officer of ACCESS) and the Chief Executive Officer of PLASMATECH (the “Executive Officer(s)”), and such Executive Officers shall attempt in good faith to resolve such dispute.  If the Parties are unable to resolve a given dispute pursuant to this Section 8.14 within sixty (30) days of referring such dispute to the Executive Officers, such dispute shall be resolved by binding Arbitration in the manner described in Section 8.15.

8.15. Arbitration.

(a) If a Party intends to begin an arbitration proceeding to resolve a dispute arising under or in any way related to this Agreement (each, an “Arbitration”) after the provisions of Section 8.14 have been exhausted, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.  From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which a Party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute.  Unless the Parties otherwise agree in writing, during the period of time that any Arbitration proceeding is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of the pending Arbitration proceeding.  The Arbitration

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proceeding shall be conducted in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (the “AAA”) and otherwise as set forth in this Section 8.15.

(b) Within ten (10) Business Days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution; provided, that such issues have been subject to Section 8.14 and relate directly to the matter that is the subject of the applicable Arbitration Request.

(c) The Arbitration shall be conducted by one arbitrator selected in accordance with the AAA Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes as modified below, unless the matter in dispute has a value of at least $15,000,000 and either Party wishes to have the Arbitration conducted by a panel of three (3) arbitrators.  The arbitrator(s) shall be experienced in the subject matter of the Arbitration Request as it applies to the biotechnology or pharmaceutical business.  The Parties shall cooperate to attempt to select the arbitrator(s) by agreement within twenty (20) days of the initiation of Arbitration.  If agreement cannot be reached within such twenty (20) days, then that AAA will submit a list of twenty (20) qualified arbitrators from which each Party shall strike unacceptable entries; provided that each Party shall not strike more than thirty-five percent (35%) of the names without cause, and rank the remaining names.  The AAA shall appoint the arbitrator(s) with the highest combined ranking(s).  If these procedures fail to result in selection of the required number of arbitrators, the AAA shall appoint the arbitrator(s), allowing each side challenges for cause. The arbitrator(s) shall apply the law of New York and the Arbitration shall be held in New York, New York.  The Parties shall each use their best efforts to have the Arbitration hearing held as soon as practicable and in any event within sixty (60) days after the selection of the arbitrator(s).  At least five (5) Business Days prior to the Arbitration hearing, each Party shall submit to the other Party and the arbitrator(s) a copy of all exhibits on which such Party intends to rely at the hearing, a pre-hearing brief (up to 20 pages), and a proposed ruling (up to 5 pages).  The proposed ruling shall be limited to proposed rulings and remedies on each issue, and shall contain no argument on or analysis of the facts or issues.  Within five (5) Business Days after close of the hearing, each Party may submit a post-hearing brief (up to 5 pages) to the arbitrator(s).  The arbitrator(s) shall rule on each disputed issue within fourteen (14) days after the close of the hearing.  Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues.

(d) Either Party may apply first to the arbitrators for interim injunctive relief until the Arbitration decision is rendered or the Arbitration is otherwise resolved; provided, that if such Party determines that such injunctive relief cannot be awarded in a timeframe adequate to protect such Party’s interests, then a Party may, without waiving any right or remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending resolution of the Arbitration pursuant to this Section 8.15.  The arbitrators shall have no authority to award punitive or any other type of

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damages not consistent with Section 6.4.  The Parties further agree that the decision of the arbitrators shall be the sole, exclusive and binding remedy between them regarding determination of Arbitration matters presented.

(e) The Parties hereby agree that any disputed performance or suspended performance pending the resolution of an Arbitration that the arbitrators determine to be required to be performed by a Party must be completed within a reasonable time period following the final decision of the arbitrators.

(f) Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the Arbitration, and shall pay an equal share of the fees and costs of the arbitrators.

(g) Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an Arbitration without the prior written consent of both Parties.

(h) The Parties agree that, in the event of an Arbitration involving the alleged breach of this Agreement, neither Party may terminate this Agreement until resolution of such matter pursuant to this Section 8.15, and any time period for cure will only commence after such resolution.

(i) By agreeing to this binding Arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

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SIGNATURE PAGE TO LICENSE AGREEMENT

In Witness Whereof, this Agreement has been executed by the Parties as of the Effective Date.

ACCESS PHARMACEUTICALS, INC. By: /s/ Jeffrey B. Davis Name: Jeffrey B. Davis Title: President and Chief Executive Officer	PLASMA TECHNOLOGIES, LLC. By: /s/ Eugene J. Zurlo Name: Eugene J. Zurlo Title: Chairman

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SCHEDULE A

Defined Terms

(a) “AAA” has the meaning ascribed to it in Section 8.15.

(b) “Affiliates” means any entity controlling, controlled by or under common control with a Party, but only as long as such control continues, where “control” means the ownership of at least fifty percent (50%) of the equity or beneficial interest of such entity, the right to vote for or appoint a majority of the board of directors or other governing body of such entity or otherwise the ability to cause the management of the specified entity.

(c) “Agreement” has the meaning provided in the introductory paragraph above.

(d) “ACCESS” has the meaning provided in the introductory paragraph above.

(e) “ACCESS Indemnitees” has the meaning provided in Section 6.5(a).

(f) “Applicable Law” means any supra-national, federal, state, provincial, commonwealth, cantonal or local government laws, treaties, statutes (including the Food, Drug and Cosmetic Act of 1938, as amended), rules and regulations, including any rules, regulations, guidance or guidelines having the binding effect of law, or requirements of Governmental Authorities, national securities exchanges or securities listing organizations, courts, tribunals, legislative bodies and commissions that may be in effect from time to time.

(g) “Arbitration Request” has the meaning ascribed to it in Section 8.15

(h) “Assist” means providing, directly or indirectly, a Third Party with (a) any analysis of the PLASMATECH Patent Rights or any portion thereof in connection with a Challenge of the PLASMATECH Patent Rights or any portion thereof; (b) prior art or analysis of any prior art to any of the PLASMATECH Patent Rights in connection with a Challenge of the PLASMATECH Patent Rights or any portion thereof; (c) any documents relating to the PLASMATECH Patent Rights, in whole or in part, or to any prior art to any of the PLASMATECH Patent Rights in connection with a Challenge of the PLASMATECH Patent Rights or any portion thereof; or (d) financial or technical support in connection with a Challenge of the PLASMATECH Patent Rights or any portion thereof.

(i) “Auditor” has the meaning ascribed to it in Section 3.7.

(j) “Bankruptcy Code” has the meaning provided in Section 5.4.

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(k) “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in New York, New York are authorized or obligated by Applicable Law to close.

(l) “Challenge” means to contest or Assist in the contest of the validity or enforceability of any PLASMATECH Patent Rights, in whole or in part, in any court, arbitration proceeding or other tribunal, including the United States Patent and Trademark Office and the United States International Trade Commission.  For the avoidance of doubt, the term “contest” includes:  (i) filing an action under 28 U.S.C. §§ 2201-2202 seeking a declaration of invalidity or unenforceability of any PLASMATECH Patent Rights; (ii) citation to the United States Patent and Trademark Office pursuant to 35 U.S.C. § 301 of prior art patents or printed publications or statements of the patent owner concerning the scope of any of the PLASMATECH Patent Rights; (iii) filing a request under 35 U.S.C. § 302 for re-examination of any of the PLASMATECH Patent Rights; (iv) filing, or joining in, a petition under 35 U.S.C. § 311 to institute inter parties review of any PLASMATECH Patent Rights or any portion thereof; (v) filing, or joining in, a petition under 35 U.S.C. § 321 to institute post-grant review of the PLASMATECH Patent Rights or any portion thereof; (vii) provoking or becoming a party to an interference with an application for any of the PLASMATECH Patent Rights pursuant to 35 U.S.C. § 135; or (viii) filing or commencing any re-examination, opposition, cancellation, nullity or similar proceedings against any of the PLASMATECH Patent Rights in any country.

(m) “Change of Control” means the acquisition by sale, merger or otherwise of fifty percent (50%) or more of the outstanding voting shares of an entity or the sale of all or substantially all of the assets of an entity.

(n) “Claim” has the meaning provided in Section 6.5(c).

(o) “Commercially Reasonable Efforts” means, (i) with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as such Party would normally use to accomplish a similar objective under similar circumstances and (ii) with respect to any objective related to the Development and/or Commercialization of Licensed Products, reasonable, diligent and good faith efforts and resources to fulfill the obligation at issue, consistent with the level of efforts that a company of similar size and resources would devote to a product which is of similar market potential (profit potential and strategic value) at a similar stage in the development or life of such product, taking into account issues of safety and efficacy, product profile, the proprietary position of the product, the then current competitive environment for such product, the likely timing of such product’s entry into the market, the regulatory environment and other relevant commercial factors.

(p) “Commercialization” or “Commercialize” means all activities directed to the marketing, promoting, distributing, importing, exporting, offering for sale or selling Licensed Products.

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(q) “Commercialization Regulatory Approval” means, with respect to any Licensed Product, the any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority to sell such Licensed Product in any country or region in the Territory.

(r) “Confidential Information” means all information disclosed by or on behalf of one Party or its Affiliates (in such capacity, the “Disclosing Party”) to the other party or its Affiliates (in such capacity, the “Receiving Party”) that is marked or identified at the time of disclosure as confidential or proprietary information or that is of such a nature that would be understood by a reasonable person to be confidential or proprietary.  Licensed Know-How and all other information relating to the Licensed Technology shall be deemed to be PLASMATECH’s Confidential Information.

(s) “Control” or “Controlled” means, with respect to any material, information or intellectual property right, that a Party owns or has a license or other legal right and ability to grant to the other Party an option, access, a license or a sublicense (as applicable) on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party applicable to such material, information or intellectual property right and existing at the time such option, access, license or sublicense, as applicable, is granted.

(t) “Development” or “Develop” means the performance of all pre-clinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, quality control development and/or statistical analysis), clinical trials and any other manufacturing and regulatory activities that are required to obtain all Regulatory Approvals of Licensed Products.

(u) “Effective Date” has the meaning provided in the introductory paragraph above.

(v) “Executive Officers” has the meaning ascribed to it in Section 8.14.

(w) “Existing Fractionation Patents” means U.S. Patent Nos. [***].

(x) “FDA” means the United States Food and Drug Administration of the Department of Health and Human Services, or any successor agency(ies).

(y)  “Field” means the treatment of all diseases or conditions in humans.

(z)  “First Commercial Sale” means, on a country-by-country basis, the first transfer or disposition for value of a Licensed Product in such country to a Third Party by ACCESS or any of its Affiliates or Sublicensees, in each case, after Commercialization Regulatory Approval has been obtained in the applicable country in the Territory.

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(aa) “Fractionation Related Technology” means any Know-How or Patent Rights that cover or claim any plasma component or other product produced through fractionation of blood plasma by the method described in the Existing Fractionation Patents.

(bb) “Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multi-national or supranational organization or body; or (v) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.  For the avoidance of doubt, “Governmental Authorities” includes Regulatory Authorities.

(cc) “Indemnitor” has the meaning provided in Section 6.5(c).

(dd) “knowledge”, as it relates to PLASMATECH, means the actual knowledge of Eugene J. Zurlo, without any obligation of due inquiry.

(ee) “Licensed Products” means products for use in the Field that are produced through, result from or are derived from the practice of the Licensed Technology.

(ff) “Licensed Technology” means the PLAMSATECH Patent Rights and the PLASMATECH Know How.

(gg)  “Net Sales” means the gross amount invoiced or otherwise charged by ACCESS, its Affiliates and any Sublicensees for sales or other dispositions of Licensed Products to Third Parties, minus the following amounts with respect to such sales to the extent that the following amounts are actually incurred or accrued as a result of sales of such Licensed Products:

(i) credits or allowances separately and actually credited to Third Party customers for defective, damaged, outdated, rejected, recalled and returned Licensed Products;

(ii) reasonable and customary freight and insurance costs for outbound transportation of Licensed Products that are separately billed to the customer or prepaid;

(iii) customs duties paid, and surcharges and other governmental charges imposed upon the sale of products Licensed Products to any Third Party; and

(iv) sales, use, value-added, excise and other similar taxes (excluding net income taxes) imposed upon the sale of the Licensed Products to any Third Party.

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(v) the actual amount of any uncollectible amounts and charge-offs for bad debts (up to a maximum of 3%) in respect of sales of products derived the Licensed Technology.

Net Sales shall not include revenue received by ACCESS (or any of its Affiliates) from transactions with an Affiliate, where the Licensed Product in question will be resold to a Third Party (such revenue to be included as Net Sales at the time of such later sale or transfer for value of Licensed Products by such Affiliate or its Sublicensee to a Third Party).

Net Sales shall be calculated in accordance with either U.S. generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards., as consistently applied by ACCESS, its Affiliates and Sublicensees, as applicable, in the manner used for external reporting.

(hh) “Parties” has the meaning provided in the introductory paragraph above.

(ii) “Party” has the meaning provided in the introductory paragraph above.

(jj) “Patent” means issued patents and pending patent applications in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, all letters patent granted thereon, and all reissues, re-examinations and extensions thereof, and all foreign counterparts of any of the foregoing.

(kk) “Patent Rights” means rights in, to and/or under any Patent.

(ll) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority, or other entity or organization.

(mm) “PLASMATECH” has the meaning provided in the introductory paragraph above.

(nn) “PLASMATECH Know-How” means all discoveries, inventions, know-how, trade secrets, techniques, methodologies, modifications, improvements, works of authorship, designs and data (whether or not protectable under patent, copyright, trade secrecy or similar laws), now existing or hereafter arising that is Controlled by PLASMATECH, and that is necessary or useful to practice the inventions covered by the PLASMATECH Patent Rights.

(oo) “PLASMATECH Indemnitees” has the meaning provided in Section 6.5(a).

(pp) “PLASMATECH Patent Rights” means (i) the Existing Fractionation Patents; (ii) any other Patents Controlled by PLASMATECH during the Term that claim or cover Fractionation Related Technology,  (iii) any divisionals, continuations, continuations-in-part

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(only to the extent such continuations-in-part have claims directed to the subject matter of the foregoing (i) and (ii)), substitutions, reissues, re-examinations, revalidations, patent term extensions, and renewals of any of the foregoing (i) and (ii).

(qq) “Qualified Financing” means a financing in a single transaction or series of related transactions occurring not later [***] following the Effective Date and resulting in [***].

(rr) “Receiving Party” has the meaning provided in Section (r) of this Schedule A.

(ss) “Regulatory Authority” means: (i) in the US, the FDA or any successor agency; (ii) in the EU, the European Medicines Agency and/or the European Commission or any successor agency; or (iii) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.

(tt) “Royalty Term” has the meaning provided in Section 3.2(b).

(uu) “Sublicensee” means any Person to whom ACCESS grants a sublicense of the rights and licenses granted to ACCESS by PLASMATECH under Section 2.1(a), excluding Persons that are granted such a sublicense solely to perform services on behalf of and for the benefit of ACCESS or an Affiliate of ACCESS (e.g., contract manufacturers) and are not granted any rights to sell or offer for sale Licensed Products to any other Person.

(vv) “Sublicense Income” means any and all payments received by ACCESS from Sublicensees, including, without limitation, sublicense issue fees, lump sum payments, option fees, milestone payments or other similar payments and the fair market value of any equity compensation, except that Sublicense Income shall exclude (i) payments made to finance research and development, including without limitation, those payments intended to pay for the purchase or use of equipment, supplies, products or services, and/or the use of employees and/or consultants, (ii) payments made by a Sublicensee in consideration of the issuance of equity or debt securities of ACCESS to the extent that the price paid for such equity or debt does not exceed the then fair market value thereof and (iii) royalties on Net Sales.

(ww) “Term” has the meaning provided in Section 5.1.

(xx) “Territory” means worldwide.

(yy) “Third Party” means anyone other than ACCESS, PLASMATECH and their respective Affiliates.

(zz) “Valid Claim” means on a country-by-country basis (i) any claim of an issued and unexpired Patent that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which

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decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, surrendered or declared invalid or unenforceable in a final, unappealable or unappealed decision of a judicial or administrative court, government agency or patent office of appropriate jurisdiction; or (ii)  a claim of any pending or published patent application including in Patent Rights that has not been cancelled, withdrawn or abandoned and that has not been pending for more than ten (10) years from the filing date of the earliest application from which the pending or published application containing such claim claims priority, provided however that the rights granted to Licensee include rights under all such pending claims in PLASMATECH Patent Rights during such pendency.